EXHIBIT 3.23


                               EFAX.COM, INC.

                  EXECUTIVE CHANGE IN CONTROL AGREEMENT
     THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (the "Agreement") is made and entered into this 25th day of January, 2000 between _______________ ("Executive") and EFAX.COM, a Delaware corporation (the "Company").

                           W I T N E S S E T H

     In consideration of the mutual promises and covenants contained herein, it is agreed by and between the parties hereto as follows:

     1. Definitions.
        -----------

(a) "Cause" means:
     -----

(i) conviction of any felony or any crime involving moral turpitude or dishonesty;

(ii) participation in a fraud or act of dishonesty against the Company;

(iii) willful breach of the Company's policies;

(iv) intentional damage to the Company's property;

(v) conduct that, based upon a good faith and reasonable factual investigation and determination by the Company, demonstrates gross unfitness to serve; or

(vi) an intentional, material violation of any agreement with the Company, or of any statutory duty to the Company, that is not corrected within thirty
     (30) days after written notice thereof.

Physical or mental disability shall not constitute "Cause." For purposes of this definition, "Company" shall include an affiliate of the Company and a successor to the Company.

(b) "Good Reason" means any of the following undertaken without Executive's
     -----------
express written consent:

(i) a change in Executive's status, title, position or responsibilities (including the person or persons to whom Executive has reporting responsibilities) that represents a material adverse change from Executive's status, title, position or responsibilities as in effect immediately prior to a Change in Control Event, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by Executive;

(ii) a material reduction in Executive's rate of compensation (including annual base compensation and incentive compensation) as in effect immediately prior to the Change in Control, except to the extent that the compensation of other similarly situated persons are accordingly reduced;

(iii) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of a Change in Control Event (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company that would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change in


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Control Event, provided, however, that Executive may not terminate for Good
Reason following a Change in Control Event if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

(iv) the Company's requiring Executive to relocate to any place outside of a forty-five (45) mile driving distance of Executive's current work site, except for reasonably required travel on the business of the Company or its affiliates that is not materially greater than such travel requirements prior to the Change in Control Event or unless Executive accepts such relocation opportunity;

(v) any material breach by the Company of any provision of an agreement between the Company and Executive, other than a breach which is cured by the Company within thirty (30) days following notice by Executive of such breach; or

(vi) the failure of the Company to obtain an agreement, satisfactory to Executive, from any successors and assigns to assume and agree to perform the obligations created under this Agreement.

(c) "Change in Control Event" means:
     -----------------------

(i) a dissolution or liquidation of the Company;

(ii) a sale of all or substantially all of the assets of the Company;

(iii) a sale by the stockholders of the Company of the voting stock of the Company to another corporation or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of fifty percent (50%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote;

(iv) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders of the Company immediately before the merger or consolidation have, immediately after the merger or consolidation, greater than fifty percent (50%) of the combined voting power of all classes of the voting stock of the Company entitled to vote);

(v) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders of the Company immediately before the merger have, immediately after the merger, greater than fifty percent (50%) of the combined voting power of all classes of the voting stock of the Company entitled to vote); or

(vi) any transaction or series of related transactions in which in excess of fifty percent (50%) of the combined voting power of all classes of the voting stock of the Company entitled to vote is transferred.

(d) "Options" shall mean all stock options granted to Executive by the Company prior to or after the date of this Agreement.

2. Termination of Employment.
   -------------------------

(a) Employment Separation Date.  In the event that Executive's employment with
    --------------------------
the Company either (i) is involuntarily terminated without Cause or (ii) is voluntarily terminated for Good Reason within twelve (12) months after a Change in Control Event, then the date of such termination shall be the "Employment Separation Date" for purposes of this Agreement.


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(b) Procedure for Termination for Cause.  The Company may not terminate
    -----------------------------------
Executive's employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board of Directors of the Company at a meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of the conduct constituting "Cause" and specifying the particulars thereof in detail.

3. Acceleration of Option Vesting.
   ------------------------------

(a) Upon the closing of a Change in Control Event, any unvested Options held by Executive shall have their vesting accelerated by twelve (12) months immediately prior to such closing.

(b) If Executive is terminated without Cause or voluntary terminates his employment with the Company for Good Reason within twelve (12) months after a Change in Control Event, any unvested Options held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination.

4. Accrued Salary and Paid Time Off.  The Company will pay Executive all
   --------------------------------
accrued salary, and all accrued and unused paid time off earned prior to the Employment Separation Date, subject to standard payroll deductions and withholdings. Executive is entitled to this payment regardless of whether Executive signs this Agreement.

5. Expense Reimbursement.  Within thirty (30) business days of the Employment
   ---------------------
Separation Date, Executive will submit Executive's final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Employment Separation Date, if any, for which Executive seeks reimbursement. The Company shall reimburse Executive's expenses pursuant to Company policy and regular business practice.

6. Release Agreement; Cessation of Benefits.
   ----------------------------------------
(a) In order to receive benefits under this Agreement (other than amounts due under Paragraphs 3 and 4), Executive must execute a general waiver and release in the form of Exhibit A attached hereto.

(b) If Executive is indebted to the Company on the Employment Separation Date or at any time thereafter, the Company reserves the right to offset any payments under this Agreement by the amount of such indebtedness. In no event shall payment of any benefit hereunder be made prior to the Employment Separation Date.

7. Parachute Payments.  In the event that the acceleration of stock options
   ------------------
provided for in this Agreement ("Agreement Benefits"), together with benefits otherwise payable to Executive, (i) constitute a "parachute payment" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code"), and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's Agreement Benefits shall be either

(a) provided to Executive in full, or

(b) provided to Executive only as to such lesser extent that would result in no portion of such Agreement Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Agreement Benefits may be taxable under the Excise Tax. If clause


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

(b) above is applicable, then at the option of Executive, Executive and the Company shall enter into a consulting agreement which shall (i) provide the Executive with payments and benefits, payable over the term of the agreement, the present value of which in the aggregate is equal to or greater than the present value (determined by applying a discount rate equal to the interest rate provided in Section 1274(b)(2)(B) of the Code) of the amount of the reduction in Agreement Benefits otherwise payable to Executive, but not in excess of reasonable compensation for the consulting services, (ii) require Executive to make his services available to the Company for no more than thirty
(30) hours per month, (iii) have a term of not more than three (3) years (unless Executive consents to a longer period) and (iv) contain appropriate provisions restricting Executive from competition with the Company or being employed by or consulting for a competing business for the duration of the consulting period.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing in good faith by the Company's independent public accountants (or independent public accountants selected by the Executive in the event that the independent public accounts of the entity involved in the Change of Control are the same as those of the Company) (the "Accountants"). In the event of a reduction in benefits hereunder, Executive shall be given the choice, subject to approval by the Company, of which benefits to reduce. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this
Section 7.

8. Nonsolicitation.  Executive agrees that, for one (1) year following the
   ---------------
Employment Separation Date, Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9. Company Property.  Within five (5) business days of the Employment
   ----------------
Separation Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property in Executive's possession, or Executive's control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). Executive agrees that, as of the Employment Separation Date, Executive will neither use nor possess Company property, except such property which any officer or the Board specifically authorizes Executive to use or possess for the sole purpose of performing Executive's duties under this Agreement. Executive further agrees that Executive will return all property provided to Executive pursuant to the preceding sentence, upon completion of the specific project for which Executive was authorized to possess such property or on the Employment Separation Date, whichever first occurs.


10. Proprietary Information Obligations. Both during and after Executive's
    -----------------------------------
employment, Executive shall acknowledge Executive's continuing obligations under Executive's Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of Executive's Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

11. Nondisparagement.  Executive and the Company agree that neither party will
    ----------------
at any time disparage the other in any manner likely to be harmful to the other party, its business reputation, or the personal or business reputation of its directors, stockholders, and employees, provided that each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

12. Pooling of Interests.  In the event that (i) the Company desires to engage
    --------------------
in a Change in Control Event and to account for such transaction as a pooling of interests and (ii) the Board of Directors determines in good


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

faith, after consulting with its independent public accountants, that such transaction, but for the terms of this Agreement, could be accounted for as a pooling of interest, then this Agreement shall be revised to the extent necessary to permit such transaction to be accounted for as a pooling of interests.

13. Amendment of Agreement.  This Agreement may be changed only upon the mutual
    ----------------------
written consent of the Company and Executive. The written consent of the Company to a change of this Agreement must be signed by the Company's Chief Financial Officer, after such change has been approved by the Compensation Committee of the Board.

14. Notices.  Any notices provided hereunder must be in writing and such
    -------
notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at Executive's address as listed in the Company's payroll records.

15. Waiver.  If either party should waive any breach of any provisions of this
    ------
Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16. Headings.  The headings of the paragraphs hereof are inserted for
    --------
convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17. Successors and Assigns.  This Agreement is intended to bind and inure to
    ----------------------
the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
18. Attorney Fees. If either party hereto brings any action to enforce such party's rights hereunder, the prevailing party in any such action shall be entitled to recover such party's reasonable attorneys' fees and costs incurred in connection with such action.

19. Arbitration.  In order to ensure rapid and economical resolution of any
    -----------
dispute which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedure attached hereto as Exhibit C and the then existing Judicial Arbitration and Mediation Services Rules, Inc. ("JAMS") of Practice and Procedure or the rules of practice and procedure of any successor entity to JAMS (except insofar as they are inconsistent with the procedures set forth in the enclosed Arbitration Procedure). BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

20. Choice of Law.  This Agreement shall be deemed to have been entered into
    -------------
and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

21. Construction of Agreement.  In the event of a conflict between the text of
    -------------------------
the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

22. Further Execution.  The parties agree to take all such further action(s) as
    -----------------
may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be


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


necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

23. Independent Counsel.  Executive acknowledges that this Agreement has been
    -------------------
prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company, and that Cooley Godward LLP does not represent, and is not acting on behalf of, Executive. Executive has been provided with an opportunity to consult with Executive's own counsel with respect to this Agreement.

24. Complete Agreement.  This Agreement, including Exhibits A, B and C,
    ------------------
constitutes the entire agreement between Executive and the Company, and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by such party's respective attorneys, and signed the same of such party's own free will.

25. Severability.  If one or more provisions of this Agreement are held to be
    ------------
unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

26. Counterparts.  This Agreement may be executed in two or more counterparts,
    ------------
each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

EFAX.COM,                                  [EXECUTIVE]
a Delaware corporation



By:
      -------------------------------     ------------------------------------
Title:
      -------------------------------

Exhibit A:     Agreement and Release
Exhibit B:     Proprietary Information and Inventions Agreement
Exhibit C:     Arbitration Procedure


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



                                  EXHIBIT A

                            AGREEMENT AND RELEASE

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed or the Employment Separation Date, whichever is later, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I knowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.


                                      By:
                                           -----------------------------------
                                                   [Executive Name]

                                      Date:
                                           ----------------------------------

                                  EXHIBIT B

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                  EXHIBIT C

                           ARBITRATION PROCEDURE

1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

3. The arbitration shall be conducted in San Mateo County, California, by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. or any entity performing the same type of services that succeeds to its business ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President of JAMS shall designate the arbitrator.

5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty
(30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

6. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

7. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages.

8. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Except as may otherwise be provided in the Executive Separation and Consulting Agreement, each party shall pay its own attorneys' fees, witness fees and other expenses incurred for its own benefit.

9. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.


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


                                                                EXHIBIT 10.56

                          GROSS RENT REAL PROPERTY LEASE
                           (Pacific Technology Center)


     THIS LEASE is made and entered into by and between PATTERSON ASSOCIATES, LLC, California a limited liability company (the 'Landlord') and EFAX.COM, INC., a Delaware corporation (the "Tenant"), who, intending to be legally bound, agree as follows:

I.   LEASED PREMISES
     ---------------

     The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, those certain premises which consist of approximately 5,188 s.f. of Building 1 located at 5285 Hollister Avenue in the unincorporated area of Santa Barbara County, California known as Goleta (the "Building"), as depicted on the Plot Plan attached as Exhibit A (the "Premises"), together with
                                      --------
all fixtures presently located in the Premises, and the improvements, if any, to be constructed by Landlord in accordance with Exhibit B, upon the terms and
                                              ---------
conditions set forth below.

      1.1   Acceptance or Condition. Subject to the completion of the
            ------------------------
improvements to be constructed by Landlord as provided in Exhibit B, if any,
                                                          ---------

the Premises are accepted 'AS IS' by the Tenant, after the Tenant's inspection, in the condition in which they exist as at the execution of this Lease. Tenant acknowledges that there are no warranties, express or implied, made by Landlord with regard to the Premises.

      1.2   Parking. Parking is provided by Landlord for Tenants use on a non-
            -------
exclusive basis in common with the other tenants of the Building.

2.    TERM
      ----

      2.1   Initial Term. The initial term, of this Lease (the "initial Term")
            ------------
shall commence on August 1,1999 (the "Commencement Date") and shall expire on July 31. 2000.

      2.2   Options to Extend. Landlord hereby grants to Tenant, on the terms
            -----------------
and conditions set forth below, TWO conditional options (the "Options") to
                                ---
extend the term of this Lease for additional periods of one year (the "Renewal Term"). The Renewal Term shall be subject to all of the provisions of this Lease. The new rent for the first term, shall be calculated in accordance with Paragraph 3, herein. The rent for the second renewal term shall be set at $1.35 per square foot. The failure by Tenant to exercise the first Option shall render any subsequent Option(s) void and of no further force or effect whatsoever. Landlord has no duty whatsoever to advise or remind Tenant of its rights hereunder. The right of Tenant to exercise any single Option to extend the term of the Lease is subject to the satisfaction of the following conditions precedent:

      2.2.1 The Lease shall be In effect at the time notice of exercise is given and on the last day of the expiring term or the Lease;

      2.2.2 Landlord shall not, in good faith, have at any time served Tenant with a three-day notice to pay rent or quit under California Code of Civil Procedure Section 1161 during the preceding tern, of the Lease;

      2.2.3 Tenant shall not e in default at the time notice of exercise is given or on the last day of then expiring term of the Lease; and

      2.2.4 Tenant shall have given notice of exercise of its Option pursuant to this Section 2.2 not less than ninety days, nor more than one hundred eighty days, prior to the expiration of the then-expiring term of this Lease.


      2.3   Lease Term. All references herein to "Lease Term" shall refer to
            ----------
the initial Term, and any Renewal Terms for which an Option was properly exercised.

      2.4   Delay in Possession. If, for any reason, Landlord is not able to
            -------------------
deliver possession of the Premises on the Commencement Date, the Commencement Date shall be delayed, on a day-for-day basis, until such date as Landlord is able to deliver possession of the Premises to Tenant. In such event, (a) Landlord shall not be subject to any liability for such delays, nor shall any such failure affect the validity of this Lease or the obligations of Tenant hereunder, and (b) Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under this Lease until Landlord delivers possession of the Premises to Tenant. If Landlord is not able to deliver possession of the Premises to Tenant on or before the passage of one hundred eighty days following the execution hereof, then Tenant shall have the right to terminate this Lease. This termination right may be exercised only by Tenant's delivery to Landlord of written notice of termination no later than ten days following the expiration of such one-hundred-eighty-day period. Following the timely delivery of any such notice of termination. this Lease shall terminate and any prepaid rent and security deposit shall be returned to Tenant.

3.   RENT
     ----

     Commencing on the earlier of August 1, 1999, or the date upon which Tenant opens for business in the Premises (the "Rent Commencement Date"), Tenant shall pay to Landlord the minimum monthly rent provided in Section 3.1,
                                                     -----------
 and any other payments required under the terms of this Lease, without set-off or reduction. All such sums owing under this Lease shall be considered additional rent ("rent") and shall be payable at the office of the Landlord identified on the signature page hereof. Minimum monthly rent and all additional rent shall be payable in advance, commencing on the first day of the first full month following the Rent Commencement Date, and continuing on the first day of each month hereafter during the term of this Lease. The first full month's minimum monthly rent wilt be due and payable upon the execution of this Lease by Tenant. Should the Rent Commencement Date be a date other than the first day of a month, then the rent due on the Rent Commencement Date shall be prorated, on the basis of a thirty-day month, for the number of days between the Rent Commencement Date (including the Rent Commencement Date) and the end of the month in which the Rent Commencement Pate occurs.


    3.1   Minimum Monthly Rent. The minimum monthly rent payable from the Rent
          --------------------
Commencement Date through the expiration of the first twelve months of the initial Term shall be Six Thousand Thirty-One and 06/100 Dollars ($6031.06). The minimum monthly rent shall be adjusted upon the expiration of the first year of the initial Term and each year thereafter (including Renewal Terms, if any). Commencing on the first day of the thirteenth month of the initial Term (the "Adjustment Date"), the parties shall ascertain from the official Consumer's Price Index for Urban Wage Earners and Clerical Workers, All Items, for the Los Angeles, Anaheim-Riverside area, 1982-1984-100 base, as published by the United States Department of Labor, Bureau of Labor Statistics (the "index") the index figure for the month four months preceding the Commencement Date (the "Base Index"), and for the corresponding month prior to the Adjustment Date (the "Adjustment Index"). The minimum monthly rent payable from each Adjustment Date until the next date upon which minimum monthly rent is adjusted as provided in this Lease shall be determined by multiplying the minimum monthly rent payable at the Rent Commencement Date by a fraction, the numerator of which shall be the Adjustment Index, and the denominator of which shall be the Base Index. Notwithstanding the preceding, in no event will the adjusted minimum monthly rent be less than 3% or more than 7% of the minimum monthly rent in effect prior to the Adjustment Date.

     3.1.1 If the Index is no longer published on the Adjustment Date, then appropriate reference figures for the Base Index and the Adjustment Index shall be derived from any successor or comparable index mutually agreed by the parties to be authoritative. If the parties are unable to agree, then the substituted Index shall be selected by then presiding judge of the Superior Court for the county in which the Premises are located upon the application of either party.

     3.1.2 The parties acknowledge that the Adjustment Index may not be available on the Adjustment Date. In such event, the minimum monthly rent in effect immediately prior to the Adjustment Data shall continue in effect until the appropriate index figure is available. At that time, an appropriate adjustment shall be made (retroactive to the Adjustment Date) between the Landlord and the Tenant with respect to the minimum monthly rent payable by the Tenant. Any amounts then determined to be owing the Tenant to Landlord shall be paid by Tenant within ten days following Landlords delivery to Tenant of written notice of the appropriate adjustment. No delay by Landlord in the delivery of any such notice shall constitute a waiver by Landlord of the right to receive any rent owing.

     3.2  Late Payment Charges. Should the Tenant fail to make any payment of
          --------------------
rent within three days of the date when such payment first becomes due, or should any check tendered to the Landlord by the Tenant be returned to the Landlord by the Tenant's bank for insufficient funds, then the Tenant shall pay to the Landlord, in addition to such payment, a late charge in the amount of five percent (5%) of the rent or other payment due. The parties agree this late payment charge is a reasonable estimate of the amount necessary to reimburse damages and additional costs not contemplated by this Lease that the Landlord will incur as a result of the delinquent payment or returned check, including processing and accounting charges and late charges that may be imposed on the Landlord by its lender. Upon notice of nonpayment given by the Landlord to the Tenant, the entire amount then due, including such late charge, shall thereafter bear interest at the highest rate permitted by law on the due date for such payment, until paid In full. Acceptance of any payment by the Landlord shall not constitute waiver of any late charges at interest which may be due.

     3.3 Security Deposit. Landlord has on file a security deposit in the
         ----------------
amount of Five Thousand Three Hundred Forty-One and 6O/100($5,341.60) Dollars from Tenant. Upon execution of this Lease, Tenant shall deposit with Landlord an additional Six Hundred Eighty-Nine and 46/100 Dollars ($689.48) for a total of Six Thousand Thirty-One and 06/100 ($8.03l.06) Dollars to be held as security deposit (the "Security Deposit") for the performance by Tenant of The provisions of this Lease. If Tenant is in default, Landlord may use the Security Deposit, or any portion of it, to cure the default or to compensate Landlord for all damage sustained by Landlord resulting from Tenant's default. Tenant shall immediately on demand pay to Landlord any amounts required to maintain the Security Deposit in the amount required to be deposited with Landlord. Upon the adjustment of any minimum monthly rent, Tenant shall deposit with Landlord such sum as necessary to maintain the Security Deposit in the same proportion to the minimum monthly rent then owing as the original Security Deposit bore to the initial minimum monthly rent. Landlord's obligations with respect to the Security Deposit are those or a debtor and not a trustee. Landlord may maintain the Security Deposit separate and apart from Landlord's general funds or may commingle the Security Deposit with Landlord's general and other funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be onset against any unpaid rent. If Tenant is not in default at the termination of this Lease, and after Tenant has vacated the Premises, then Landlord shall return the Security Deposit, less any damages, to Tenant (or at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder).

4.  PROPERTY TAXES AND ASSESSMENTS
    ------------------------------

     4.1  Personal Progeny Taxes. The Tenant shall pay before delinquency all
          -----------------------
taxes assessed against any personal property of the Tenant installed or located in or upon the Premises and that are attributable to any period included within the Lease Term, whether or not such taxes are actually payable during the Lease Term.

     4.2  Real Property Taxes. Landlord shall pay all real property taxes
          -------------------
levied and assessed against the Property without reimbursement from Tenant.

5.   UTILITIES
     ---------

     The Landlord shall pay for normal water, refuse disposal, gas, and electric service. The Tenant shall pay when due all utility charges when separately billed to the Tenant because of separate installation or connection of service by the Tenant (such as telephone, Internet, and CATV), Any other utility for which no separate installation or connection can he made for the Tenant, shall be paid as prorated in the Landlord's discretion among the tenants of the Building based on either percentage or leased space or estimated usage, as reasonably determined by the Landlord. The Tenant shall comply with all applicable laws end regulations and rules regarding utilities. The suspension or interruption in utility services to the Property for reasons beyond the ability of the Landlord to control shall not constitute a default by the Landlord or entitle the Tenant to any reduction or abatement of rent.


6.   LANDLORD'S MANAGEMENT OF THE BUILDING
     -------------------------------------

     6.1  Management of The Building. The Landlord shall have the right, at its
          --------------------------
sole cost and expense:

     6.1.1 To close the common areas when and to the extent necessary for maintenance or renovation purposes or to prevent a dedication of any part thereof or the accrual of any rights therein in favor of the public or any third person;

     6.1.2 To make changes to the common areas, including, without limitation, changes in the location or nature of entrances and exits;

     6.1.3 To remodel or renovate the Property and, in connection therewith, to install pipes, supports, utilities, conduits, ducts and similar fixtures beneath or through the Premises, provided that such remodeling or renovation does not substantially change the size, dimension, configuration or nature of the Premises or unreasonably interfere with he Tenant's use thereof; and

     6.1.4 To change the plan of the Building to the extent necessary for its expansion, or the remodeling or renovation thereof, so long as the changes do not substantially interfere with ingress to and egress from the Premises.

     6.2  Other Tenants. The Landlord reserves the right to effect such other
          -------------
tenancies in the Building as the Landlord, in the exercise of its sole business judgment, determines will best promote the Landlord's interests. Tenant acknowledges that Tenant does not rely on the fact, and the Landlord does not represent, that any specific tenant, or number or type of tenants, shall occupy any space in the Building.

     6.3  Rules and Regulations. The Landlord shall have the right, from time
          ---------------------
to time, to promulgate, amend and enforce against all occupants of the Building, reasonable rules and regulations for the safety, care and cleanliness of the Building, or for the preservation of good order. All such rules and regulations shall apply without discrimination to all occupants and tenants in the Building. Tenant agrees to conform in and abide by such rules and regulations. A violation of any of them shall constitute a default by the Tenant under this Lease.

     6.4  Tenant's Use of Premises. Tenant agrees that the Premises shall be
         -------------------------
used and occupied only for office use and for no other purpose whatsoever without the Landlord's prior written consent. No exclusive rights regarding use are granted hereby. The Tenant shall neither engage in nor permit others to engage in any activity or conduct that will cause the cancellation of or an increase in the premium for any fire or other insurance maintained by the Landlord.

     6.5  Compliance with Law. The Tenant shall, at the Tenant's sole cost
          -------------------
and expense, comply promptly and at all times with all laws, requirements, ordinances, statutes, and regulations of all municipal, state or federal authorities, or any board of fire insurance underwriters, or other similar bodies, now in force, or which may hereafter be in force, pertaining to the Building and the Premises and the occupancy thereof, including, without limitation, any law that requires alteration, maintenance or improvement of the Premises as the result of the Tenant's use thereof, provided that Tenant shall only be required to make capital improvements to the property as a result or Tenant's particular use of the property.

     6.6  Waste, Nuisance. The Tenant shall not commit, or suffer to be
          ---------------
committed, any waste of the Premises, or any nuisance, annoyance or other unreasonable annoyance which may disturb the quiet enjoyment of other portions of the building or the common areas by the owners or occupants thereof.

7.  CARE AND MAINTENANCE
    --------------------

      7.1  Landlord's Maintenance. Except as otherwise provided in this Lease.
           ----------------------
Landlord agrees to maintain in good condition and repair, at Landlord's cost and expense, (1) the structural components of the Building, which structural components are limited to the foundation and the exterior walls; (2) the common areas and the exterior of the Building, including the roof; and (3) any heating, ventilating and air conditioning systems furnished by Landlord to the common areas or to the Building other than the Premises.

      7.2   Tenant's Maintenance. Except as otherwise provided in this Lease,
            --------------------
Tenant, at its own cost and expense, agrees:

      7.2.1 To maintain throughout the Lease Term In good and sanitary order, condition and repair, all portions of the Premises, including, without limitation, (1) the Interior of the Premises, including flooring, exposed plumbing and wiring, paint and finish; (2) any windows, lights or skylights:
(3) any storefront or portion of the Premises fronting on any common area or the exterior of the Building; (4) any heating, ventilating and air conditioning which serves only the Premises; and (5) any personal property of Tenant situated in or upon the Premises;

      7.2.2 To notify the Landlord promptly of any damage to the Premises resulting from or attributable to the acts or omissions of the Tenant, its invitees or its authorized representatives, or any other party and thereafter to promptly repair all such damage; and

      7.2.3 To keep the storefront, or the front of the Premises adjacent to any property line or common area, any area adjacent thereto, and the refuse area used by Tenant clean and neat at all times, and to remove immediately therefrom any litter, debris or other unsightly or matter placed or deposited thereon by the agents or customers of the Tenant.

8.  IMPROVEMENT TO LEASED PREMISES
    ------------------------------

     Any improvements to the Premises other than the improvements, if any, specifically required to be constructed by Landlord pursuant to Exhibit B, shall be constructed by the Tenant, or its designated agent, at the sole cost and expense of the Tenant. The Tenant shall pay, prior to delinquency, absolutely all costs for such improvements.


     8.1  Conditions to Commencement of Construction. Before construction of
          -------------------------------------------
the improvements is commenced on the Premises, and before any building materials have been delivered thereto by or pursuant to the authority or request of the Tenant, the Tenant shall comply with the following conditions, or obtain the Landlord's prior written waiver thereof:

      8.1.1 The Tenant shall prepare and deliver to the Landlord for approval a complete set of all preliminary and any plans and specifications to be utilized by the Tenant fur the purpose of constructing the new improvements. tenant must obtain the written approval of Landlord to the final plans and specifications prior to the commencement of any construction work. The Tenant will reimburse the Landlord for the Landlord's architect's or contractors charges to review these plans. The Landlord shall not unreasonably withhold approval of the plans and specifications. No review, inspection or approval by the Landlord, or its architect, shall relieve the Tenant of any liability or create any obligation or responsibility for the Landlord.

      8.1.2 The Tenant shall give the Landlord at least fifteen days' written notice prior to (a) the commencement of construction of any tenant improvements, or (b) the delivery of any building materials to the site. The Landlord, or, upon request. The Tenant, as the agent of the Landlord, shall post on and affix to the Premises a Notice of Non-Responsibility' in the name and on behalf of the Landlord, as provided In Sections 3094 and 3129 of the California Civil Code, and shall cause such Notice to be recorded promptly following posting in the Office or the County Recorder of the county in which the Premises are located.

      8.1.3 The Tenant shall purchase and maintain in effect, until a Notice of Completion is tiled and recorded, insurance coverage for all-risk 'Builders' RIsk' or 'Course of Construction' insurance and 'Worker's Compensation' insurance coveting all persons employed in connection with the construction of the improvements and with respect to whom claims could be asserted against the Landlord, the Building or the Premises. The Tenant shall furnish to the Landlord oertit9cates of such Insurance, and evidence of the payment of premiums therefor, and for any other insurance required by the provisions of this Lease to be furnished by the Tenant.

      8.1.4 The Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for the Tenant. Landlord reserves the right to require Tenant to deliver to Landlord payment and performance bonds in an amount equal to one hundred fifty percent (150%) of the estimated cost of the work undertaken by Tenant. Tenant promptly shall cause the elimination and removal of any mechanic's, material lien's or other liens arising out of any improvements performed, materials furnished or obligations Incurred by or on behalf of the Tenant in connection with any tenant improvements in accordance with Section 9.2.

      8.2  Construction of improvements. The Tenant warrants and covenants to
           ----------------------------
the Landlord that:

      8.2.1 The improvements shall be 0% good quality and the development and construction work shall be performed in a good and workmanlike manner, consistent with and comparable to standards of practice in the area in which the Building Is located for similar space of first-class construction;

      8.2.2 The Tenant shell secure or cause to be secured all permits end licenses necessary for the proper construction and completion of the improvements, arid shall assume foil responsibility for the compliance of Tenant and the improvements with all governmental laws, codes, ordinances, regulations and standards applicable thereto; and

    8.2.3 The Improvements shall be constructed in accordance with the plans and specifications. All such improvements shall be completed by the Tenant and a certificate of occupancy for time Premises shall be obtained by Tenant on or before the Rent commencement Date. Tenant shall give notice to the Landlord of the imminent completion of the improvements not less than ten days prior 10 their expected completion. Promptly upon completion of the improvements, Tenant shall cause a 'Notice of Completion' as described In Section 3093 of the California Civil Code, to be filed and recorded in the manner provided by such Section.

    8.3 Cooperation by the Landlord. The Landlord agrees, upon the request of
        ---------------------------
the Tenant, to join with the Tenant to execute and deliver such documents and instruments as may be necessary or proper for applying for or obtaining any permits, licenses, approvals or records as may be necessary or appropriate to the construction of the improvements and operation of the Premises. The Landlord snail incur no expense and no liability as a result of such cooperation. The Landlord shall have the right to approve any conditions Imposed by any governmental agency In connection with obtaining any such permits, or other documents or approvals, which may impact the Premises separate and apart from the Tenant's occupancy thereof, which approval shall not be withheld unreasonably.

    8.4 Ownership of Improvements. All of the Tenant's improvements constructed
        -------------------------
hereunder, and all Subsequent additions and alterations thereto and replacements thereof, shall be deemed affixed to, become and remain a part of the Premises and shall not be removed, encumbered, transferred or materially altered except as provided by this Lease, Upon the expiration of the Lease Term, or upon the sooner termination of this Lease, all of the improvements other than the Tenant's personal property, removable trade fixtures and equipment, shall become the property of the Landlord without further obligation to the Tenant.

9.   ALTERATIONS; LIENS
     ------------------

    9.1 Changes by the Tenant. Following the completion of the improvements
        ---------------------
contemplated by Section 8 and Exhibit B, if any, any alterations, additions, improvements or changes, including any remodeling or redecorating, that the Tenant may desire to make in, to or upon the Premises, shall be made at the Tenant's sole cost and expense. Prior to undertaking any such alterations, Tenant shall first submit the plans and specifications therefor to the Landlord and obtain Inc consent of the Landlord thereto in writing, The parties' rights and obligations with respect to such alterations, additions, improvements or changes shall be Identical to those rights and remedies concerning the Tenant's construction of improvements, as set forth in Section 8. Should the Landlord so elect, any such alterations, additions, improvements or changes shall become a part of the Premises at the expiration or sooner termination of the Lease, and shell be surrendered to the Landlord upon the expiration of the Lease Term or the sooner termination of this Lease.


                                      -4-


    9.2  Mechanics Liens. The Tenant agrees to keep the Premises, and any
         ---------------
Improvements thereon, at all times free of mechanic's liens and other liens for labor, services, supplies, equipment or material purchased by or directly or indirectly furnished to the Tenant. The Tenant, however, shall have the right to contest the validity on amount of any such lien as flied upon posting a bond in an amount equal to one hundred fifty percent (150%) of the dollar amount sufficient to discharge the lien. Upon the final determination of any such contest, Tenant shall immediately pay and discharge any judgment rendered, together with all costs and charges Incidental thereto, and shall cause the lien thereof to be released from the Premises, Should the Tenant fail, within thirty days after notice of the filing of any such item, to discharge or cause the release of such liens or charges cm to contest the same and post bond as above provided for, then he Landlord, at the Landlord's option, may satisfy such liens by payment thereof. in such event, the amount of such, payment, together with interest thereon at the maximum rate permitted by law, from the time the payment is so made until repayment thereof, shell be payable by the Tenant at the time installment of rent shall be due and payable. Tenant shall reimburse Landlord, within ten days following whiten demand, for all costs and expenses, Including, without limitation, attorneys' fees, incurred by Landlord in connection with addressing any mechanic's liens or similar claims related to Tenants occupancy of the Premises.

10.  TENANT'S PERSONAL PROPERTY
     --------------------------

    10.1 Installation of Property. The Landlord shall have no interest In any
         ------------------------
removable equipment, furniture or' trade fixtures owned by the Tenant or Installed in or upon the Premises solely at the cost and expense of the Tenant. Prior to creating or permitting the creation of any lien or security or reversionary interest in any removable personal property to be placed in or upon the Premises, the Tenant shall obtain the written agreement of the party holding such lien or Interest to make such repairs required by the removal of such property as may be necessary to restore the Premises to good condition and repair, excepting only reasonable wear and tear, In the event such property Is thereafter removed from the Premises by such party, or by any agent or representative thereof or purchaser therefrom, without any cost or expense to the Landlord,

    10.2  Removal of Personal Property. The Tenant shall have the right to
          ----------------------------
remove at Its own cost and expense upon the expiration of this Lease all removable equipment, furniture or trade fixtures owned by or Installed at the expense oh the Tenant on the Premises during the Lease Term. All such personal property shall be removed prior to the close of business an the last day of the Lease Term. Tenant shall make such repairs required by the removal of such property and any damage resulting therefrom as may be necessary to restore the Premises to good condition and repair, excepting only reasonable wear end tear. Any such property and so removed shall be deemed to have been abandoned or, at the option of the Landlord, shall be removed arid placed In storage for the account and at the cost and expense of the Tenant.

II.   WAIVER AND INDEMNITY
      --------------------

      This Lease is made upon the express condition that the Landlord is to be free from all liability and claims for damages by reason of any injury to any person and damage to any property (including the Tenant's), resulting from any cause whatsoever while in, upon, about, or in any way connected with the Premises or the Building in which the Premises is located, during the Lease Term. In no event shall the Landlord be liable for events that occur Ira the common areas, or for damages at injury caused by fire, utility outage or Interruption, pipe or sprinkler leakage, or similar causes. The Tenant hereby waives alt claims against the Landlord for, and agrees to defend with counsel acceptable to Landlord, and to indemnify and hold the Landlord harmless from, any loss or liability, and all costs or expenses, including attorneys' lees and costs of defense, arising from or attributable to any such Injury on damage from any cause at any time related in any way to the Premises during the term hereof, other than those caused by the gross negligence or willful misconduct of the Landlord, to the extent of such gross negligence or willful misconduct. This Section it shall survive the termination or the Lease.

12.   INSURANCE, PUBLIC LIABILITY AND PROPERTY DAMAGE
      -----------------------------------------------

      12.1  Insurance coverage. The Tenant agrees to maintain in force
            ------------------
throughout the term hereof, at the Tenant's sole cost and expense, comprehensive general liability insurance with a broad form general liability endorsement insuring against any liability to the public for any claim for damages due to death, bodily injury or property damage related to the use of or resulting from any accident occurring in or about the Premises, with single coverage of not less than $1,000.000 per occurrence, and $2,000,000 aggregate,

      12.1.1 Such policy shall insure the contingent liability of the Landlord and the performance by the Tenant or its indemnity obligations under this Lease. The Landlord shall be named as an additional Insured In such policy, and such policy shall constitute a cross-liability endorsement.

      12.1.2 The Tenant further agrees that the amount of the insurance coverage shall be reviewed every three years, at least sixty days before the expiration or a three-year period. If the parties are unable to agree upon the amount of such coverage, the Tenant shall be required to maintain for the next three-year period (or prior to the expiration of the Lease Term, whichever Is less) the amount of coverage reasonably recommended In writing by an insurer selected by the landlord.

      12.2   Tenant's Property Insurance. The Tenant, at its own cost, shall
             ---------------------------
maintain on all of its personal property and removable fixtures and equipment situated in, on or about the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements (and sprinkler leakage and earthquake sprinkler leakage endorsements, if the building has sprinklers), to the extent of at least one hundred percent (100%) of their actual replacement cost. The proceeds of any such policy that become payable due to damage, loss or destruction of such property shall be used by the Tenant for the repair or replacement thereof.

      12.3    Miscellaneous Insurance Provisions,
              ----------------------------------

      12.3.1 Each policy of Insurance required of the Tenant by this Lease shall he a primary policy, Issued by an insurance company reasonably satisfactory to the Landlord, and shall contain an endorsement requiring thirty days' written notice (or 10 days In the case of non-payment) from the insurer to the Landlord before cancellation or change in the nature, scope or amount of coverage. Each policy of insurance maintained by Tenant shall be primary end noncontributing with any policy maintained by Landlord. Each policy, or a certificate of the policy, together with evidence of the payment of premiums, shall be deposited with the Landlord at the commencement of the Initial Term of this Lease, prior to any expiration of any such policy, and at the commencement of any Renewal Tern.

      12.3.2 The Landlord and the Tenant each release the other, and their respective agents and representatives, from any claims for damage to any person or to the Premises and to the fixtures and personal properly situated therein, resulting from or attributable to any risk Insured under any insurance policies carded by the pan-flea and in force at the time of the damage. Each party shall cause any Insurer providing Insurance to it pursuant to this Lease to waive all rights or recovery by way or subrogation against either party by virtue of the payment of any loss under such insurance. Such waiver shall be effective as long as such Insurance is required under the provisions of this Lease.

      12.4 Casualty insurance; Damage or Defluction. The Landlord shall, at all limes during the Lease Term, and at Landlord's cost and expense, keep the Building and improvements in which the Premises ore situated insured against loss or damage by fire end the perils covered by a combined single limit bodily injury and broad form property damage insurance policy, extended coverage, or an 'all risk' insurance, with inflation, vandalism arid malicious mischief endorsements, zoning ordinance coverage, and any other endorsements selected by the Landlord. The Landlord, at its discretion, may purchase (a) an earthquake policy or insurance and zoning ordinance, in any amount sufficient to prevent either the Landlord or the Tenant from becoming a co-insured under the provisions of the policies, (b) a policy of rental value or rent continuation insurance for a period of one year and (a) any ether Insurance that may be required from time to time by Landlord's lender. In addition, the Landlord may purchase any other insurance which it. in its sole discretion, deems necessary or desirable. All such insurance shall be payable to the Landlord and the bolder of any encumbrances on the Property as their Interests may appear.

      12.5  Insurable Casually Loss.
            -----------------------

      12.5.1 Except as provided in Section 12.5.2, it the Premises, or the Building in which the Premises are situated, is damaged or destroyed as the result of arty risk required to be insured against by this Section 12, then the Landlord shall forthwith restore the Premises or the Building to substantially the same condition as existed Immediately prior to such damage or destruction. Any insurance proceeds remaining after the completion of such work shall belong to the Landlord.

       12.5.2 If, at any time during the Lease Term, the Premises are totally destroyed, or are sufficiently damaged to render them unusable without substantial repair or reconstruction, due to a casualty required to be Insured against as provided herein, or should then applicable laws or zoning ordinances preclude the restoration or repair of the Premises, or should the casts of restoration exceed five percent (5%) or the amount of the insurance proceeds, then the Landlord shall have the option, exercisable by giving at least ten days' prior written notice to the Tenant within one hundred twenty days after the occurrence of any such casualty, to terminate this Lease.

     12.6     Uninsured Casualty Loss.
              -----------------------

     12.6.1 If, during the Lease Tent the Premises or the Building are damaged 01' partially destroyed from a risk not required to be insured against by this Beefing 12, the Landlord shall restore the Premises to substantially the same condition as existed immediately prior to such damage or destruction.

     12.6.2 If the costs of repair or restoration necessitated by an uninsured casualty loss exceed hive percent (5%) of the then replacement value of the Premises, then the Landlord shall have the option, exercisable by giving at least ten days' prior written notice to the Tenant within one hundred twenty days after the occurrence of any such casualty, to terminate this Lease.

     12.7     Termination: Abatement of Rent. This Lease shall not be
              ------------------------------
terminated by any damage to or destruction of the Premises or other improvements of which the Premises era a part, unless notice of termination is given by the Landlord to the Tenant as provided by this Section 12. The Tenant hereby valves the provisions of Section 1932(2) and 1933(4) of the California Civil Code with respect to any such damage or destruction.

     12.7.1 Should the Premises be damaged or destroyed at any lime during the Lease Term, there shall be an abatement or reduction or the minimum monthly rent, between the date of destruction and the date of completion of restoration, based on the extent to which the destruction Interferes with the Tenant's use of the Premises.


     12.8     Notice; Tenant's Right to Terminate. Notwithstanding any
              -----------------------------------
provision of this Lease to the contrary, if Landlord determines in good faith that the repair and restoration of the Premises to be made by the Landlord pursuant to this Section 12 reasonably cannot be made within six months following the occurrence of any casualty, Landlord shall give written notice of such determination to Tenant within ninety days Following the occurrence of the casualty. Tenant may terminate this Lease only by written notice given to Landlord within thirty days after receipt by Tenant of Landlord's notice of such determination.

13.     CONDEMNATION
        ------------

     13.1 Entire Premises. Should title or possession of the whole of the Premises or the Building be taken by duly constituted authority in condemnation proceedings under the exercise of the right or eminent domain, or should a partial taking render the remaining portion or the Premises wholly unacceptable for occupation, then this Lease shall terminate upon the vesting of title or taking succession.

     13.2     Partial Taking.
              --------------

     13.2.1 The Landlord shall have the right to terminate this Lease upon such thirty days' notice if title to a portion of the Premises is taken in connection with, or by deed In lieu at any condemnation proceedings under the exercise or the right of eminent domain, and Is such as to prevent the Tenant from using the Premises, or the remaining portion thereof, in substantially the same manner as they were used prior to such taking. If the Landlord tines not terminate this Lease as provided herein, then this Lease shall remain in full force and effect in such event, the Landlord snail promptly make any necessary repels or restoration at the cost and expense of the Landlord. The minimum monthly rent from and after the date of the taking shall be reduced In the proportion that the value of the sea of the portion of the Premises taken bears lathe total value of the Premises Immediately prior to the date of such taking or conveyance.

     13.2.2     Each party waives the provisions of Code of Civil Procedure
Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease In the event of a partial taking or the Premises. Any dispute between the parties concerning the extent to which a partial taking by eminent domain Interferes with the use and occupancy of the Premises by the Tenant shall be settled by arbitration in the city in which the Premises are located, In accordance with the rules of the American Arbitration Association then in effect.

     13.3 Conveyance Under Threat of Condemnation. Any Sale or conveyance by the Landlord to any person or entity having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking by eminent domain under this Section 13.

     13.4     Awards and Damages. All payments made on account of any taking by
              ------------------
eminent domain shall be made by the Landlord, except that the Tenant shall be entitled to any payment or await made for or attributable to the reasonable removal and relocation costs of any removable property that the Tenant has the right to remove, or for loss and damage to any such property that the Tenant elects or Is not required to remove.

14.     AUCTIONING, MORTGAGING. SUBLETTING OR CHANGE IN OWNERSHIP
        ---------------------------------------------------------

     14.1     Limitation. The Tenant shall not transfer, assign, sublet,
              ----------
mortgage, hypothecate, share rights in this Lease or the Tenant's interest in the Premises. or permit any other person or entity to use the Premises (collectively, a Transfer), without first procuring the written consent of the Landlord. The Tenant shall pay to the Landlord an amount equal to ten percent (10%) of the then-applicable minimum monthly rent with each such request for consent to cover the Landlord's expenses in connection with processing each such request, Any attempted Transfer without the Landlord's written consent shall be void end shall constitute a material default under this Lease. The Tenant also agrees to reimburse the Landlord for the Landlord's attorneys fees (if any) incurred in connection with any requested Transfer by the Tenant or the Tenant's rights hereunder, which reimbursement shall be in addition to, and not a part of, the processing fee referred to above.

     14.2     Deemed Transfer. If the Tenant is a nonpublicly traded
              ---------------
corporation, or an unincorporated association or partnership, any direct or Indirect cumulative transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of thirty percent (30%) of the beneficial ownership hereof (or. in the case of a partnership, or the beneficial ownership thereof or of the general partner interest thereof) shall be deemed a Transfer within the meaning and provisions or this Section 14 and subject to the provisions hereof.

     14.3     Standard for Consent. If Tenant desires at any time to assign
              --------------------
this Lease or to sublease the Premises. or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord:
(I) the name of the proposed subtenant or assignee and the proposed guarantors of such subtenant's or assignee's obligations:

(ii) the nature of the proposed subtenant's or assignee's business to be carded on in the Premises; (iii) the tents and provisions of the proposed Transfer of Tenant's business and leasehold interest, including the price, rent and terms of payment; and (v) any other information required by Landlord. Landlord shall not unreasonably withhold its consent provided: (1) the use of the Premises remains the same as provided In this Lease (unless Landlord, for reasonable cause, decides that the use and/or the location or the use Is Incompatible with Landlord's present or future plans for operation of the Property): (2) the proposed subtenant or assignee and their respective guarantors demonstrate that it is financially responsible by submission to Landlord of such reasonable Information as Landlord may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety days of the request for Landlord's consent, and statements of Income or profit and loss of the proposed subtenant or assignee and guarantor for the two year period preceding the request for Landlord's consent; (3) the proposed subtenant or assignee demonstrates a record of successful experience in operating the same type of business by submission to Landlord of such reasonable Information as Landlord may request concerning the proposed subtenant or assignee, Including, but not limited 10, a written statement In reasonable detail as to the business experience or the proposed subtenant or assignee during the five years preceding the request for Landlord's consent; and (4) the proposed subtenant or assignee has a reputation for honesty and is of good moral character. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of Its obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder.

     14.4     Conditions. Each Transfer to which there has been consent shall
               ---------
be by an Instrument in writing, in a form satisfactory to the Landlord. Such instrument shall be executed by the transferor, assignor, Sublessor, hypothecation or mortgagor and the transferee, assignee, subleases. mortgagee or other person or entity, as the case may be. Each transferee, assignee, Sublessee, mortgagee or other person or entity shall agree in writing for the benefit of the Landlord to assume, to be bound by, and to perform the terms, covenants and conditions of this Lease to be performed by the Tenant, inducing the payment of all amounts due, or to become due, under this Lease. In addition, as conditions precedent to the Landlord's consent to any transfer of this Lease. the Landlord may require any or all of the following:

     14.4.1 The Tenant shall provide the Landlord with evidence reasonably satisfactory 10 the Landlord that ma value of the Landlord's interest under this Lease will not thereby be diminished or reduced, which evidence shall include, but not need be limited to, evidence respecting the relevant business expense and financial responsibility and status of the third party concerned;

     14.4.2 If the Transfer provides for the receipt by. on behalf of, or on account or the Tenant of any consideration or any kind whatsoever (including, but not by way of imitation, a pren1iun~ rental for the sublease or lump sum payment for an assignment) in excess of the rent due the Landlord under this Lease, the Tenant shall pay seventy five percent (75%) of such excess, less the Tenant's reasonable costs (not to exceed twenty-five percent (25%) of such excess) to the Landlord, which payment(s) to the Landlord shad be made upon receipt of any such payment(s) by the Tenant:

     14.4.3 The Tenant shall not be then in default hereunder in any respect;

     14.4.4 The Tenant shall deliver to the Landlord one executed copy of all written instruments evidencing or relating to the Tenants assignment, Transfer or sharing of the Premises; and 14,4.5 The Tenant shall provide a written agreement from any third party concerned that, in the event the Landlord gives such third party notice that the Tenant is in default under this Lease, such third panty shall Thereinafter make alt payments otherwise clue the Tenant directly to the Landlord. Any such payments will be received by the Landlord without the imposition of any liability on the Landlord, except to credit such payments against those due under the Lease, any such third party shall agree to attom to the Landlord, or its successors and assigns, should this Lease be terminated for any reason; provided, however, that in no event shall the Landlord, or its successors or assigns, be obligated to accept such attomment.

     14.5     Limitation on Consent.

i4&1 The Tenant hereby agrees and acknowledges that the conditions permitted to be imposed upon grant of its consent hereunder are reasonable and the Landlord's Imposition of such conditions shall under no circumstances impair or limit the Landlord's tights and remedies under California Civil Code Section 1051.4, or any Successor statute.

     14.5.2 The Landlord's consent to the Tenant Transfer on any one Occasion shall apply only to the specific transaction thereby authorized. Such consent shall not be construed as a waiver of the duty of the Tenant, or any transferee, to obtain the Landlord's consent to any other or subsequent Transfer, or as modifying or limiting the Landlord's rights hereunder In any way. Tine Landlord's acceptance of raid, or any other payment directly from any third party, shall not be construed as a waiver of any or the Landlords rights or as the Landlord's agreement to accept the attormient of any third party, in the event of a termination of this Lease. In no event shall the Landlord's enforcement of any provision of this Lease against any party be deemed a waiver of the Landlord right to enforce any provision of this Lease against the Tenant or any other person.

14.6 Transferability to Successors. If the Landlord gives consent to a Transfer, such third panty in respect of such consent was given may in turn apply to the Landlord for its consent to subsequent Transfers. In such case, the provisions of this Section 14 shall apply as fully as possible to such third party (including this Section 14.5 In the case of more remote transfers). Any such transfers shall be subject to all the terms and Conditions of this Lease, and each such successive transfer shall be made only upon like conditions. Tenant, and each successor to the Tenant's interest In the Premises, shall agree to remain fully responsible to Landlord for the performance of all of the Tenant's obligations under this Lease,

15. DEFAULT BY TENANT: LANDLORD'S REMEDIES

In Event of Default. Each of the following shall constitute a materiel ~4efault and breach by Tenant under this Lease;

15.1.1 If Tenant Is at any time In default of its obligations to pay any rent or other charges, and such default continues for more than five days after the date upon which the obligation to pay Is due;

15.1.2 If Tenant is in default in the prompt and full performance of any other of Its obligations under this Lease and such default continues more than thirty days after Landlord's delivery of written notice specifying the particulars or such default, unless such default cannot be cured within thirty days, In which case Tenant shall be In default if Tenant (a) dues not commence the cure of such default within such thirty-day period, and (b) actually cures such default within sixty days of Landlord's delivery of written notice of such default;

15.1.3 If Tenant vacates or abandons tire Premises or otherwise fails to occupy and operate the Premises in accordance with the terms of this Lease;

15.1.4 If Tenant or any guarantor of this Lease makes a general assignment or general arrangement for the benefit of creditors; or Ira petition for adjudication of bankruptcy am for reorganization or rearrangement is flied by or against Tenant or any guarantor and is not dismissed within thirty days: or if a trustee or receiver Is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease and possession Is not restored t Tenant within sixty days; or If substantially all of Tenant's assets located at the Premises or Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within sixty days. If a court of competent jurisdiction determines that any of the acts described in this Section 15.1.4 is not a default under this Lease and a trustee is appointed to take possession of Tenant's assets or it Tenant remains a debtor in possession and such trustee or Tenant transfers Tenant's interest in this Lease, then Landlord shall receive, as additional rent, the excess, If any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant hereunder; or

15.1.5 1 any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty or all or any portion of Tenant's obligations under this Lease.

15.1.5 If the Tenant is in default under any other Lease with the Landlord or any affiliate of the Landlord,

     15.2 Remedies Upon Breach at Lease, On the o~1nence of any breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord In the exercise of any right or remedy which Landlord may have;


     15.2.1 Terminate Tenant's right to possession of the Premises and re-enter the Premises by any lawful means. In such case, Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord re-enters the Premises under the provisions of this Sections Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any rent or other charges that are due or thereafter accruing, or Tenant's liability for damages under any of the provisions hereof. In the event any such entry articling possession of the Premises, Landlord shall have the right, but not the obligation, to remove from the Premises any personal property located therein and to place it in storage at a public warehouse at the expense and risk of Tenant;

     15.2.2 Maintain Tenant's right to possession of the Premises, in which case this Lease shall continue in effect whether or not Tenant has abandoned the premises. In such event, Landlord shall be entitled to enforce alt of Landlord's rights and remedies under this Lease. including the right to recover the rent as it becomes due, and Landlord shall have the right to occupy or relet the whole or any pail of the Premises for the account of Tenant; or

     15.2.3 Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California.

     15.3 Termination, Notwithstanding any other (any or provision hereof to the contrary, this Lease shall terminate on the occurrence of any act Which affirms Landlord's intention to terminate this Lease as provided in this
Section 15.3, including the filing of an unlawful detainer action against Tenant. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver at the initiative of Landlord shall not constitute a termination of Tenant's right to possession unless written notice of termination is Given. On any such termination, Landlord's damages for default shall include at casts and fees, Including reasonable attorneys' fees, incurred by Landlord in connection with filing, commencing, pursuing or defending any action in any bankruptcy court or other court with respect to the Lease, obtaining relief from any stay In bankruptcy restraining any action to evict Tenant or pursuing any action with respect to Landlord's right to possession of the Premises. All such damages suffered (apart from minimum monthly rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

     15.4 Cumulative Rights. The rights and remedies given to Landlord in this Section shall be In addition and supplemental to all other rights or remedies which Landlord may have under the laws in forte when the default occurs. Landlord's exercise of any light or remedy shall not prevent it from exercising any other right or remedy.

     15.6     Landlord's Damages,

     15.5.1 If Landlord elects to terminate this Lease and Tenant's rights to possession or the Premises in accordance with the provisions of this Lease, Landlord may recover from Tenant as damages all of the following:
     A. The worth at the time of award of any unpaid rent and other charges which has been earned at the time of such termination; plus
     B. The worth at the time of award of the amount by which the unpaid rent and other charges which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves Landlord could have reasonably avoided; plus

C. The at the lime of award of the amount by which the unpaid rent and all other charges which Tenant would have paid for the balance of the term of the Lease after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; plus

8. Any other amount necessary to compensate Landlord for WI of the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which In the ordinary course of things would be likely to result therefrom. Including, without limitation, any costs or expenses incurred by Landlord In (a) maintaining or preserving the Premises after such default,
(b) recovering possession of the Premises. Including reasonable attorneys' lees therefor (c) expenses of renting the Premises to a new tenant, including necessary renovations or alterations of the Premises, reasonable attorneys' fees incurred, and leasing commission incurred; plus

9. Such other amounts in addition to such lieu foregoing as may be permitted from time to time by the laws of the State of California.

     15.5,2     Mused In Subsections A and 8. above, the 'worth at the time or award is computed by allowing interest on unpaid amounts at the rate of ten percent (10%) per annum. As used in Subsection C. above, (ho 'worth at the time of award' is computed by discounting such amount at the discount rate of the Federal Reserve sank located to the Building in effect at the time of award, plus one percent (1%).

15.5.3 For purposes of this Section 11, all rent other than minimum monthly rent shall. far purposes of calculating any amount due under the provisions of Subsection C, above, be computed on the basis of the average monthly amount of rent, other than minimum monthly rent, payable by Tenant during the immediately preceding thirty-six' month period, except that if it becomes necessary to compute such rental before such thirty-six-month period has expired, than such rent shall be computed on the basis of the avenge monthly amount of rent payable during such shorter period.

     15.6 No Waiver. The waiver by Landlord of any breach by Tenant of any provision, covenant or condition contained in this Lease shall not be deemed to be a waiver of such provision, covenant or condition, of any subsequent breach thereof, or of any other provision, covenant or condition of this Lease.

    15.6.1 The subsequent acceptance of rent hereunder by Landlord snail not be deemed to be a waiver of any preceding breach by Tenant of any provision, covenant or condition of this Lease or of any tight of Landlord to a forfeiture of the Lease by reason of such breach, regardless of Landlords knowledge of such preceding breach at the time of acceptance of such rent. No provision, covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is In writing and signed by Landlord.


    15.6.2 Landlord Is entitled to, receive end cash or deposit any payment made by Tenant for any reason purpose or in any amount whatsoever, arid apply the same at Landlord's Option to any obligation of Tenant and the same shall not constitute payment of any amount owed, except that to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord's right to leaner any and all amounts owed by Tenant hereunder and Landlord's right to pursue a~ other available remedy.

     15.7 Power of Receiver. Upon a default by Tenant, Landlord shall have the sight to obtain the appointment of a receiver to the possession of the Premises and/or to collect the rents or profits derived therefrom. Tenant irrevocably agrees that any such receiver may, if necessary or convenient in order to collect such rents and profits, conduct the business then being carried on by Tenant on the Premises and that the receiver may take possession of any personal property belonging to Tenant and used in the conduct of such business, and may use the same in conducting such business on the Premises without compensation to Tenant for such use, neither the application for nor the appointment of such a receive, shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given by Landlord.

     15.8 Landlords Right to Cure Defaults. The Landlord, at anytime after the Tenant commits a default in the performance of any or the Tenant's obligations under this Lease, shall be entitled (but is not obligated) to cure such default, or to cause such default to be cured, at the sole cost and expense of the Tenant. If. by reason of any default by the Tenant, the Landlord incurs any expense or pays any sum, or performs any Act requiring the Landlord to incur any expense or to pay any sum, including reasonable fees and expenses paid or incurred by the Landlord in order to prepare and post or Sliver any notice permitted or required by the provisions of this Lease, or otherwise permitted or contemplated by law, then the amount so paid or Incurred by the Landlord shall be immediately due end payable to the Landlord by the Tenant as additional rent, The Tenant hereby authorizes the Landlord to deduct such sums from any Security Deposit held by the Landlord, if there is no Security deposit, such sums shall be paid by the Tenant Immediately upon demand by the Landlord, and shall beer interest at the rate of ten percent (10%) per annum, or such greater sum as may be permitted by law from the dale of such demand until paid in full.

16. DEFAULTS BY LANDLORD

If Landlord fails to perform any covenant, condition or agreement contained In this Lease within thirty days after receipt of written notice from Tenant specifying such failure (or if such failure cannot reasonably be cured within thirty days, if Landlord does not commence to cure the failure within that thirty-day period), then such failure shall constitute a default by Landlord hereunder. In such cats, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord's default.

     18.1 Liability Limitation. Tenant and Landlord expressly agree that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shell be satisfied only the rents, issues, profits, and other income, including insurance proceeds, if any, actually received on account of Landlord's right, Utle and Interest in the Property. No other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, or of partners or principals of such partners comprising Landlord, if any, or of the officers, shareholders or directors, if any, of any such entity) wherever situated, shall be subject to levy. attachment or execution, or otherwise used to satisfy any such judgment. Tenant hereby waives any right to satisfy a Judgment against Landlord except from the rents, Issues, profits and other Income, including insurance proceeds, if any, actually received on account of Landlord's right, title and Interest In the Property.

     16.2 Notice to Landlord of default. Landlord falls to cure the default as provided below, then subject to the provisions of this Lease, Tenant shall have the sight to cure that default at the landlord's expense. In such case, Landlord shall pay the reasonable cost of such cure promptly following receipt of a bill from Tenant itemizing the cost of such cure. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any cost of such cure against any payments of runt or other charges due and payable to Landlord under this Lease, except as otherwise specifically provided in this Lease.

     16.3 Waiver of Code Previsions, Tenant hereby agrees that Civil Code Sections 1932(2), 1935(4), 1941 and
1942 shall not be Applicable to this Lease and Tenant hereby waives any right It may have under any of said Code Sections,

17. ENVIRONMENTAL MATTERS

     The Landlord does not have actual knowledge of the presence of any Hazardous Substances, as defined below, on the Property not in conformance with applicable law- The Tenant has had sufficient opportunity to satisfy itself of the condition or the Premises prior to the execution hereof,

     17.1 Compliance. The Tenant shall at all times and in all respects comply with alt federal, state and local laws, ordinances and regulations (collectively, 'Hazardous Substances Laws relating to Industrial hygiene, environmental protection or he use, analysis, generation, manufacture, storage, disposal or transportation of any oil, flammables, explosives, asbestos, radioactive materials or wastes or other hazardous, toxic, contaminating or polluting materials, substances or wastes, including, without limitation, any hazardous substances which are the subject of any laws, ordinances or regulations intend to protect the environment or health, safety and welfare (collectively, the "Hazardous Substances",

     17.2 Licenses and Permits. The Tenant shall, at its own expense, protect, maintain in effect, and comply with all conditions of any and all permits, licenses and other governmental and regulatory approval required for the Tenants use of the Premises, including, without limitation, discharge of appropriately treated materials or wastes which may be discharged into or through any sanitary sewer serving the Premises. 'TFIO Tenant shall, in all respects, deal with the Hazardous Substances in conformity with the Hazardous Substances Laws.



     11.3 Indemnification, The Tenant shall Indemnify, defend, by counsel reasonably acceptable to the Landlord, protect, and hold the Landlord and each of the Landlord's partners, employees, agents, attorney's, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys' fees), damages or death of or Injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or Indirectly, by the Tenant's failure to comply with any Hazardous Substances Law, or other environmental, health or safety law, regulation or ordinance. The Tenant's Obligations hereunder shall include, without limitation, whether foreseeable or unforeseeable, all costs of any kind whatsoever related in any way In the repair, clean-up or remedtadcrl of the Premises, and the preparation and implementation of any closure, remedial action or other required plans In connection therewith. The Tenant's obligations hereunder shall survive the expiration at early termination of the Lease Term but shall in no event apply to any events prior to Tenants tenancy. For purposes of this indemnity provision, any acts or omission of the Tenant, or by employees, agents, assignees, contractors or subcontractors of the Tenant, or others acting for or on behalf of the Tenant (whether or not they are negligent, intentional. willful or unlawful) shall be strictly attributable to the Tenant.

18.     SUBORDINATION OP LEASE

     18.1 Sttb~i'dirwfion Agreement. The Tenant agrees to execute, acknowledge and deliver to the Landlord within ten days following Landlord's written request, such documents and instruments that may be necessary to subordinate this Lease to (1) any mortgages or trust deeds that now exist or may hereafter be placed upon the Premises by the Landlord, (2) to any and all advances made or to be made thereunder, (3) to the Interest on all obligations secured thereby, (4) to all renewals, modifications, consolidations, replacements and wdensions thereof, and (5) any easements, covenants, conditions or restrictions executed by Landlord provided that they do not materially Interfere with Tenants use, enjoyment and occupancy of the premises. In each case the mortgagee or beneficiary named in any Suoli mortgage or trust deed shall agree in writing that, as long as the Tenant performs its obligations under this Lease, no foreclosure or deed in the of foreclosure. or sale under the encumbrance or other procedures to enforce the rights incident thereto, shall affect the Tenant's rights under this Lease.

     15.2 Attornrment The Tenant shall attorn to any purchaser at any foreclosure sale or to any grantee or transferee designated In any deed given in lieu of foreclosure.

     18,3 gstennep certificate. Wrthin ten days alter receipt of a written request therefor, the Tenant shall deliver recordable form a wrilten statement certIfying (if such is the case) that this Lease is in full force and effect and that there are no deFenses or offsets thereto, or slatIng those claimed to exIst and such other infomiatlon asthe Landlord may reasonably request be included In such statement. The failure of the Tenant to deliver such certtticate within such tIme period shall constitute conclusive affirmation by Tenant forthe benefit of the Landlord, its lender, mortgagee or assignee, and their respective successors In Interest, that this Lease is In full force and effect and has not been modified except as may be represented by the Landlord in its written request for such statement.

19.     LANDLORD'S FNTRYON PREMISES

     19.1 Right of En-v. The Landlord and its authorized represantal Wet shall have the right without liability and without abatement of tent to enter the Premises at all reasonable times for, without limitation, any of the following purposes:

     19.t1 To detem~ne whether tile Premises and/cr the Building are ki good conditIon, and whether the
Teneni is complying with its obligaticns under this Lease;

     19,1.2 To do any necessary maintenance, repairs, restoration or remodeling to the Premises anwor the
Building that the Landlord has the right or obligation to perfon~

     19.1.3 To serve, post, or keep posted any notices required or allowed under the provisions of this Lease, including 'for rent' or br iease notices during the last six months of this Lease, or during any period while the Tenant Is in default, and any notices provided by law forthe protection of the Landlord's interest in the Premises;

     19,1,4 To shore the foundatIons, footings and walls of the BuildIng, and to erect scaffolding and protcctr~e barricades around and about the Building, but not so as to prevent entry to the Premises, and to do any ether eel or thing necessary for the safety or preservation of the Premises or the BuildIng; and

     19.1.5 To show the Premises and/or the BuIlding to prospective purchasers, lenders, tenants, brokers arrd others for business purposes, and for such other purposes as the Landlord may deem appropriate.

     1 9.2     Exercise of Rioht Tile Landlord shall exercise Its rights of entry In a manner that will not interfere unreasonably with the Tenant's use and occupancy of the Premises; provided that the Landlord's entry and activities do not result from the Tenant's default The Landlord shall not be liable in any other manner for any Inconvenience, disturbance, loss of business, nuisance, or other damage arising out of the Landlord's entry on the Premises as provIded herein, except damage resulting from the acts or omissions of Ihe Landlord or Its authorized representatives.

20. SALE OR TRANSFER OF PREMISES

     If the Landlord sells or transfers at or any portion of the Premises, the Building, or the improvements and land of which the Premises and the Building are a part, then the Landlord shalt be released from any liability thereafter accruing tinder this Lease upon (a) the consummation and (b) the Landlord accountIng to any such Iranereree for any Security Deposit and prepald rent of the Tenant hereunder.

21. SURRENDER ON 1ERMINA11ON~ HOLDING OyER



     21.1 Surrender. On the last day of the Lease Term, or upon socnertenninatlon of this Lease, the Tenant shall surrender to the Landlord the Premises and all Tenant's improvements and adoration, broom dean, maIntained and repaired in accordance with the terms hereof. and otherwIse in the same condition ~ when received, except for reasonable wear and tear. Any damage to or deterioration of the Pfefnlsea will not be deemed reasonable wear and lear (the same could have been prevented by good maintenance practices of Tenant. The Tenant shail also remove nIl of Its personal properly on or prior to such last-day. The Tenant shall promptly repair any physIcal damage to the Premises arising as a result of the Tenant's vacation of the Premises. The Landlord may elsa to retain-or dispose of In any manner any improvements or alterations or the Tenant's personal property that the Tenant does not remove from the PromIses on expiration or termination of the Lease Term as allowed or required bythls Lease by giving at least ten days' written notice to the Tenant, litle to any such improvements or alterations or the Tenant's personal property that the Landlord elects to retain or dispose of on expiration of the ten~day period shall vest in the Landlord, The Tenant waives all claims against the Landlord forany damage to the Tenant resulting from the Landlord's retention or disposition of any such alterations or the Teiant's personal property.

     21.2 HoldIng over. if the Tenant, with the Landlord's consent, remains In possession of the Premises altar expiration or termination of the Lease Term, or after the date in any notice given by the Landlord to the Tenant terminating this Lease, such possession by the Tenant shall be deemed to be a month-tc.mcnth tenancy temitnable on thirty days' notice given at any belle by either party. Tile minimum monthly rent for any such tenancy snail be equal to one hundred fifty percent (150%) he aggregate or the monthly minimum rent in eftect on the date of such expiration. Such minimum rent shall be Sut~ect to adjustment as provided hereunder. Such tenancy shall otherwise be subject to all of the terms and conditIons of this Lease, except those pertaining to Lease Term and Option to extend, If any. Any holding over without the Landlord's consent shall not give the Tenant tenure hereunder.

22.     GENERAL PROVISIONS

     224 Notices. Any and all notices by the Landlord to the Tenant, or by the Tenant to the Landlord, ehall be in writing and delivered personally or by U.S. certified mail, return receipt requested, addressed to the patties at the addresses specified on the signature page hereof. Either party may. at any time, change the address by written notice to the other party in accordance with this SectIon. If notice is mailed, it shall be deemed received on the third business day following the date on which it is mailed.

     22.2 BindIng Effect Complete Agreement. The Landlord and the Tenant agree that each of the provisions, cond'rtions and obligations of this Lease shall extend to and bind, or Inure to the benefIt of (as the case may require), the respective parties hereto, and etch and every one of their respective heirs, executors, administrators, representatives, successors and assigns. This Lease, and the exhibits hereto, constItute the entIre agreement between the parties and may not be altered, amended, modified or extended, except by an instnrnlent in writing signed by all parties. The parties respectively acknowledge arid agree that neither has made any representations or wnn'antles to the other not expressly set forth herein. This Lease supersedes any proposals regarding the leasing of the Premises, whether written or oral. Any such proposals will be terminated, anti of no force or effect, effective upon the execution of this Lease,

     22.3 Attorneys' Fees, If any legal action is instituted by either otthe parties to enforce or construe any of the previsions, conditions or covenants of this Lease, or the validity thereof, the party prevailing In any such action shall be entitled to recover from the other party all court costs end reasonable attomeys' fees to be set by the court, and the costs end fees Incurred In enforcing any judgment entered therein. Attomeys' fees and costs, whenever mentioned in this Lease, shall include those Incurred with respect to arbitration proceedIngs, If any.

     22.4 Partial Invalidity. If any term or provision, In whole or In pad, of this Lease or the application thereof to any person or circumstance shall, to any extent, be Invalid, unenforceebte, or Inappicable in the stated circumstances or fcr stated purposes, in any jurisdIction, then the remainder of this Lease, or the application of such tenn or provision to persons or circumstances other than those to which it is held invalid, unenforceable or inapplicable, shall not be affected thereby. Each term and provision of this Lease shall be valid end be enforceable to the fulest extent permitted by law.

     22.5 Recerdation: Qultclaim. Neither party shall record this Lease. Upon the request of Landlord, in Landlord's sole discretion, Tenant shafl execute and acknowledge in recordable form a~Klenlorandum of Lease In content agreeable to Landlord. The reasonable costs and expenses, includIng attorneys' fees, incurred by Landlord In preparing, filing and recording 11w Memorandum of Lease shall be bome by Landlord, concurrently with the execution of any Memorandum of Lease, the Tenant shall execute and deliver to the Landlord for filing and recording, upon the expiratIon or termination of this Lease, a quitclalm deed designating the Landlord, its successors and assIgns, as the transferee of the Premises.

     22.6 Broker. The Tenant represents that It has not incurred an obligation to pay any real estate broKer~s, agent's, or leasing commisdon, or other sums In connection with the relationship conternpisted hereby, crlf the Tenant nas incurred any such obtigatlon, the payment of such obligation will be the Tenant's responsibIlity. The Tenant hereby indemnities the Landlord from and against any such liabitity. Landlord shall pay any oemmission owing to Landlord's broker(s). if any.

     22.1 consent of Party. If this Lease requires the consent of a party hereto, such consent shall not be unreasonably withheld or delayed.

     22.3 Corporate Authority. If the Tenant is a corporatIon, each indMdual executing this Lease on beholr of such corporation represents and warrants that he or she Is duly authorized to execute and deliver this Lease on behalf of such corporation, In accordance with a duly adopted resolution or the Board of Directors, orin accordance with the Bylaws of such corporation; that this Lease Is binding upon such corporation In accordance with its terms; that the Tenant is a duly qualIfied corporation and all steps have been taken prior to the date hereof to quallry the Tenant to do busIness in the State in which the Premises are siluated. if the Tenant isa foreign corporation; that all franchise and corporate taxes have been paid to date; and that all future forms, reports, fees and other documents necessary to comply with applicatle laws will be flied when due. -


22.9 IUDQ Time Is of the essence cr this Lease and each and evel'~f term, covenant and conditIon hereof.

     22.10 ~isna. The Tenant shell not place, or cause jo be placed or maintsined, on any exterior door. wall or window of tIle PreMses or in a location within the PremIses readily visible from the exterior of the PremIses any sign, awning or canopy, Cr other advertising or display matter, and will not place or maIntain any decoration, lettering or advertising matter on the glass of any window or door of the Preuilses, without first obtaining the Landlord's prior written approval and consent In each instance. The Tenant further agrees to maintain at all limes any such sign, awning, canopy, decoration, lettering, advertising matter or otherttling as may be approved, in good condition, and in full compliance with all applicable governmental regulations and the sign Criteria forthe Building established frem time to time. Tenant shall be solely responsible for complying with any applicable governmental regulations and obtaining all requisite governmental consents. Landlord reserves tne right to place signage (or the BuIlding and otherteflants In the Building on the exterior of the Building.

     22.11 Financial Statements. Tenant snail refer to Landlord to annual financial statements of Tenantwlthln nInety days afterthe end of Tenant's fiscal year,which shall be Certified by Tenant astrue and con'eot. Such financial statements shall be based span generally accepted accountIng principles applied on a consistent basis. They shaH clearly snow sufficient infcrmatlcn to accurately depict the financial Condition or Tenant as of the date thereof. If Tenant is a partnership orjoinl venture, such finandel statements shall, upon Landlords request, be accompanied by similar finanoal statements of each general partner Or joint venturer of Tenant. Such similar statements shall be certified to be true and correct by tile subject thereof Within thIs days following written request by Landlord delivered after (a) request by Landlord's lender or any prospective purchaser of the Building, or
Ib) any default by Tenant in the payment of any sums awing under this Lease, whether or not any time period allowed for the cure of such default has expired, Tenant shall provide Landlord with copies of Tenant's financial statement forthe end of the 'float recent quarter of Tenant's fiscal year, and Tenant's financial stetement (including year-to-date informatIon) forthe end of the month preceding such dnfauh. In each case, such finandal statement shalt meet all of the preceding requIrements for annual financial statements. Tenants railure to deliver the financial statements contemplated hereby within the time specified, or Landlcrd's dIscovery ci any misstatemenl. omisslcn or misrepresentation in any financial statement supplied, shall constitute a material default by Tenant Lirider this Lease.

     22.12 Contideptiallty of Lease. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary Infotmatlori of Landlord. Disclosure of the terms hereof could adversely aired the abfllty of the Landlord to negotiate other leases with respect to the Building and impair the Landlord's relationship with other tenants or the Building. The Tenant agrees that it, its partners, officers, directors, employees and attorneys, shall not disclose Ihe lenns and conditions of this Lease to any other person without the prior wyitten consent of the Landlord. A breach of this covenant by Tenant shell constItute a material default under this Lease that, by its nature, is not susceptible to curs by the Tenant, It is understood and agreed that damages, alone, would be an Inadequate remedy for the breach of this provision by Tenant, Landlord therefore shall have the right to specific performance of this provisIon and to injunctIve relIef to prevent its breach or continued breach, as well as all other remedIes avaliable at law or In equity.

     22.13 SecurIty Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Building, Tenant assumes all responsibility for Ihe protection Of Tenant Arid its agants, employees and irivitees, and the property ol Tenant, and its agents, employees and invitess, from acts of third panties. Nothing herein contained shall prevent Landlord, at Landlord's sale option, from providing security protection for the Building or any part thereof, In which event the cost thereot shall be tncluded as en Operating Cost.

     22.14 Constucbon ef Lease. 'the language In all pails ofthis Lease shall In all cases be construed as a whole according to its fair meaning and not strictly for nor against the Landlord or the Tenant.

     22.1 S Negation of Joint Venture. Nothing in this Lease shall cause the Landlord tn any way to he construed as an employer, employee. Ictudaty, a partner, a joint venturer, or otherwise associated In any way with the Tenant In the operation of the Premises. Morning contained herein shall subject the Landlord to any obligation, loss, charge or expense connected with or arising from the Tenant's operatIon in Of use of the Premises.

     22.18 Personal Guaranty, If Tenant Is not a sole proprietorship or a publidy traded corporation, the shareholders or partners of the Tenant shall execute the form of personal Guaranty attached hereto as Exhibit C. Linuidated Damnaaes.

     BY INITIALLING IN THE SPACES PROVIDED BELOW, THE PARTIES AGREE THAT A LATE OPENING OF
THE PREMISES, LATE OR INSUFFICIENT PAYMENT OF RENT OR OTHER CHARGES PAYABLE HEIEUNDER, OR
TENANTS HOLDING OVER. WILL CAUSE LANDLORD TO INCUR COSTS NOT COt.ITEMpLA.TED BY THIS LEASE,
THE EXACT AMOUNT OF SUCH COSTS BEING EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN.
SUCH COSTS INCLUDE ADMINISTRATIVE EXPENSES AND LOST GOOD WILL TO THE BUILDING. THEREFORE,
THIS LEASE PROVIDES FOR CERTAIN LATE CHARGES AND OTHER LIQUIDATED DAMAGES. SUCH LATE
CHARGES AND DAMAGES REPRESENT FAIR AND REASONABLE ESTIMATES OF THE COSTS AND/OR DAMAGES THAT LANDLORD WILL INCUR UNDER THE CIRCUMSTANCES. ACCEPTANCE OF ANY SUCH LATE
CHARGE OR DAMAGES SHALL CONSTITUTE NEIThER A WAIVER OF TENANT'S DEFAULT NOR AN ELECTION

OF REMEDY,
     (2/il     ___
     &ORD     TENANT


(Signatures appear on the following page.)



IN WITNESS WHEREOF, the parties hereto have executed this Lease an this _____ day of __th. at the location of the Premises.

'LANDLORD':
PATTERSON ASSOCIATES, LLC,


     Name:
     Title:
    Ad  s:
    Patterson Associates, LW
a/a Bermant Development Company
538 Holfister Avenue Santa Barbara, California 03111
Attn:     Director of Asset Management


"TENANT":
EFAX.COM, INC.
a Delaware Corporation
By ____________________
     Name:
     Title:
Address:




                                  EXHIBIT A
                                  ----------
                            PLOT PLAN OP PREMISES
                            ----------------------
                                  EXHIBIT B
                                  ---------
                          PREPARATION OF TENANT'S SPACE
                          ------------------------------


1. GENERAL

     1.1 Landlord's Work. The work described in Section 2 will be performed by the Landlord (the 'Landlord's Work'). The Landlord will coordinate its work with the Tenant's Work insofar as the schedule and prudent construction practice allow. The Landlord's contractor shall make the Premises available to contractors retained by the Tenant in connection with the Tenant's Work provided that such contractors shall be required In coordinate such access and work with the Landlord's contractor,

     1.2 Tenant's Work. The work described in Sections will be performed and completed by the Tenant in accordance with the Tenant's plans and specifications (the 'Tenant's Work'). Tenant acknowledges end agrees that Landlord will be performing the Landlord's Work in the Premises at the same time as the Tenant Is performing the Tenant's Work. Tenant agrees to cause its contractors (the 'Contractors') to cooperate with Landlord and Landlord's contractors so as not to interfere with the Landlord's Work.

     l.3 Tenant Improvement Allowance. Landlord shell bear the cost of all of the LandI~d's Work.

Except as provided herein, Tenant shall bear the cost of all of the Tenant's Work. Landlord shall remburso Tenant for a portion of the costs of the Tenant's
Work in an amount equal to _________NONE__________ Dollars ($_N/A     ) (the
'Tenant Improvement Allowance'). The Tenant Improvement Allowance shall be paid to Tenant upon the satisfaction of the following conditions:

     1.3.1 A Certificate of Occupancy shall have been Issued by Santa Barbara county, and Tenant shall be operating Its business open to the public in the Premises:

     1.3.2 Tenant shell have supplied Landlord with documentation shown that Tenant's actual expenses in performing the Tenant's Wont exceed tine amount of the Tenant Improvement Allowance sought to be released;

     1.3.3 Tenant shall provide Landlord with all appropriate lien releases by Its Contractors, subcontractors arid vendors; and

     1.3.4 All of the improvements to be constructed by Tenant in the Premises shall be completed in strict compliance with the approved plans and specifications for the Tenant's Work,

Landlord reserves the right to offset against the Tenant Improvement Allowance any sums Landlord has previously advanced to Tenant on the behalf of Tenant or costs Landlord has incurred on behalf of Tenant in connection with the Tenant's Work.

2. LANDLORD'S WORK

     2.1 Landlord's Work in the Premises. The Landlord shall perform the following work in the Premises:

Landlord will relocate and install in Tenant's suite, a portable window-mounted air Conditioner. The air conditioner shall be either one that is now property of the premises and en site in another vacant office, or if an existing unit Is not available, a new unit,

     2.2 Condition. By its execution hereof, Tenant acknowledges and agrees that Tenant has inspected the Premises and accepts them in the condition in which they exist, subject lathe performance of the Landlord's work. Tenant understands that the Premises contain columns, sprinklers, risers, drains, braces, shafts, ducts end pipes serving portions of the Building other than the Premises. Landlord reserves the right to use all such shafts, ducts, drains, pipes and etharfaduities In connection with other areas of the Rulldin8. Landlord, Independent contractors, or authorized utility companies, as the case may be, shall have the right to run, install, maintain, replace and repair utility lines, pipes, wiring, conduits or duct work, where necessary or desirable, through the ceiling space, shafts, ducts and other parts of the Premises, and to repair, alter, replace or remove the same, all Iii a manner which does not interfere unnecessarily with the Tenant's use thereof.

     2.3 Limitation. Other than as specifically set forth In this Section 2, Landlord shall not be required to perform any wont whatsoever in connection with the preparation of the Premises fur Tenant's occupancy. All work required in connection with the preparation of the Premises for Tenant's occupancy other than as expressly set forth in Section 2 shall be performed by Tenant as part of tire Tenant's Work.

3. TENANT'S

     All construction and installation of Tenant's leasehold Improvements other than as specified in Section 2, shall be provided at Tenant's expense (subject to the Tenant Improvement Allowance payable by Landlord in accordance with
Section 1.3),

       3.1 Permits and Plans. All building and other permits required In connection with the construction and completion of the Tenant's Work the Permits') shall be obtained by Tenant. The Permits shall be posted in a conspicuos location on the Premises, No part of the Tenants Work shall commence until the Permits are received. One complete set of the plans and specifications for the Tenant's Work, as approved by Landlord, shall be kept in the Premises throughout the construction process. All construction shall be in strict compliance with the approved Tenant's plans and specifications.

require the Contractors to procure labor and material payment performance bonds for the benefit of Tenant and Landlord. Tenants Contractors shell notify Landlord at least five business days prior to the start of construction of Tenants Work.

       3.3 Utilities. Tenant shall directly arrange for and procure at Tenant's expanse all utility connections required for Tenant's operation in the Premises. Tenant shall also directly arrange for and procure temporary utilities, including transformers and electrical distribution during the construction or Tenant's Improvements, and pay all charges incurred in connection therewith,

     34 compliance. All of the Tenants Work shall comply with all applicable provisions of the Uniform, Building Code adopted by the cognizant governmental agencies, all conditions of approval placed upon the operation of Tenant's business in the Premises as a part of the cognizant governmental agencies' approval of Tenant's plans and specincatlons, and all other applIcable laws, condItions. approvals, ordinances, rules and regulations

4. PROCEDURES

     LI performance of Tenant's Work. The construction and Instalifition of Tenant's Wart shall be completed In accordance with the following provisions of tflts SectIon 4,1

     4.1.1 Tenant shall be responsible for obtaining all necessary approvals from all local agencies or governmental departments having Jurisdiction.
     4.1.2 All construction work Shall be performed behind barricades and temporary plywood storefronts or barricades installed by Tenant. All such construction wont shall be confined to the Premises.
     4.1.3 Tenant shall promptly deposit all trash arid debris in appropriate trash receptacles, which Tenant proctires and bears all expenses of, and shall keep the area Clean and picked up during construction.
     4.1.4 Tenant shall store its coistrucilan malenaIs and supplies within the confines of the Premises, or In such ether area as may be assigned by Landlord,
     4.1.5 Tenant shall perform Its Tenants Work at times and ins manner which do fbi impede or deiay Landlord in the completion of the Other constRIction wont being Canted out by Landlord or its contractors.
     4,1.6     Tenant shall notify Landlord of any planned work to be done on weekends cr other than normal job hours, Such work may be performed only In accordance with all applicable rules and regulations.
     4.1.7 Tenant shell be responsible for the repair, replacement or clean-up of any damage caused by Tenant or Its agents or Contractors and subcontractors to other portions or the Building or Property ri which the construction of leasahold improvements is underway or has been completed, Including specifically accessways to Tenant's Premises thai may be used concurrently by others.

     4.1.8 Tenant shell requIre Its Contractor to inspect and accept the Premises prIor to starting any Tenants Work.

     4,1.9     Tenant shall not post signs on any part of the Building or On the premises other than such signs as have been authorized pursuant to the Lease or are otherwise authorized in writing in advance by Landlord,

     4.1.10 Tenant shall record a Notice of completion promptly after the completion of Tenants Work, and shall promptly furnish Landlord a conformed copy of such Notice, as recorded.

     4.1.11 Tenant shalt perform Its work in a manner so as to avoid any labor dispute which results in a work stoppage or a disruption in the delivery of materials or services at the Job site. Should there be any such work stoppage or disruption caused by any such a labor dispute, Tenant shall kumedlately undertake those actions necessary to resoive the dispute, including
(a) removal of all diaputante from the job sIte until such time as the dispute no longer exists, (b) seeking injunctFve relief, arid/or (C) filing appropriate unfair labor practice charges.

     4.1.12 Tenant shall indemni4'. defend and hold Landlord free and harmless from and against any liabilities, claims, damages, losses, causes of action, costs or expenses, Including attomeys' fees, resulting from or attributable to any injury to persons or damage to property occuning during the course of performing Tenant's Work.

     4.2 As-Built Plans. Within thIrty days after the completion of the Tenant's Work, Tenant shall furnish Landiord with one complete sat of sepia as-built plans rortha Premises, prepared from Tenant's approved plans and specifications. If Tenant fails to provide such as-built plans, Landlord may obtain such plans from the local jurisdictional building or planning authoritIes or otheiwise at Tenant's cost, payable within ten days following additional demand therefor. Such amount shall be deemed to be additional rent under this Lease,

     4.3 plan Check and Auildincr Code Pas'yrft Aoollcation. The Tenant shail subn,il to the cognizant governmental agency Tenant's plans and specifications and building pennit appllcation at such time as is reasonatily necessary to obtain a building permit for and complete the Tenant's Work prior to the Rent commencement Data. The Tenant shall be solely responsible for coordinating the timing of Its st~bmittaI to the governmental agencies to avoid delays in start of construction.

     4.4 Tenant's niesnonsibility for Tenant's Plans arid Soeciflcadons. Landlord's approval of all Tenant's plans and specifications shall be made in accordance with the applicable Section of the Lease. Alter the Landlord's approval of Tenant's plans and specifications, no changes shall be made to such Tenant's plans and specilicatlcns without the prior written consent of the Landlord. During all phases of plan development and prior to


biddIng Tonont's plans end specllloallcna and/Or commencing consInrOtlon, the Tenant shatl make a physicalsite inspection at the Premises, and(or cause the Tenant's architect and/or englneer(s~ to do so, to verity the as-built location, conditions arid physical dimensions of the Premises, and conformance of Tenant's plans and speciflc~tions thereto. Failure to do so shall be at the sole risk and expense of the Tenant. The Landlord's review arid/or approval of pl4flsaS herein specified is for compliance with the Landlord's criteria only, and such ~pprcvaI dOes not relieve the Tenant of responsittlity for compliance with this Lease and any documents relened to thereIn, any conditions of approval or other restriollons affecting the Building, field verification of dimensIons and existing conditions, discrepancies between Tenant's plans and specifications and the as-built cond&ions of the Premises, coordination with other trades anc job conditions, or compliance with all codes and regulations applIcable to the Tenant's Work. No responsibility for proper archItecture, engineering, safety and/or design of facilities or compbanoa with applicable codes anc regulations is implied or Inferred from the Landlord's approval of the Tenant's plans.

                             EXHIBIT A

                  [GRAPHIC DEPICTING FLOOR PLAN]